SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )

      Filed by the registrant [X]

      Filed by a party other than the registrant [   ]

      Check the appropriate box:

      [   ]  Preliminary proxy statement

[ ]	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

      [X]  Definitive proxy statement

      [   ]  Definitive additional materials

      [   ]  Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12

RTW, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of filing fee (Check the appropriate box):

      [X]  No fee required.

      [   ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

      (1)  Title of each class of securities to which transaction applies:

      (2)  Aggregate number of securities to which transaction applies:

      (3)  Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

      (4)  Proposed maximum aggregate value of transaction:

      (5)  Total fee paid:

      [   ]  Fee paid previously with preliminary materials.

      [   ]  Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

      (1)  Amount previously paid:

      (2)  Form, schedule or registration statement no.:

      (3)  Filing party:

      (4)  Date filed:

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

May 23, 2002

       The Annual Meeting of the Shareholders of RTW, Inc. will be held on May 23, 2002, at 3:30 P.M. (Central Daylight Time) at the Radisson Hotel South & Plaza Tower, 7800 Normandale Boulevard, Bloomington, Minnesota 55439-3145, for the following purposes:

1.	To elect directors to hold office as follows:

•	To elect two directors to serve until the 2003 Annual Meeting of Shareholders

•	To elect two directors to serve until the 2004 Annual Meeting of Shareholders

•	To elect three directors to serve until the 2005 Annual Meeting of Shareholders

2.	To act on the proposal to ratify the selection of Deloitte & Touche LLP as the independent auditors of the Company.

3.	To transact such other business as may properly come before the meeting or any adjournment or adjournments thereof.

      Accompanying this Notice of Annual Meeting of Shareholders is a Proxy Statement, Form of Proxy and the Company’s Annual Report to Shareholders for the fiscal year ended December 31, 2001.

      All shareholders are invited to attend, although only those shareholders of record at the close of business on April 17, 2002, will be entitled to notice of and to vote at the meeting. Your attention is directed to the Proxy Statement accompanying this Notice for a more complete statement regarding the matters proposed to be acted upon at this meeting.

By Order of the Board of Directors

Jeffrey B. Murphy, Secretary

Bloomington, Minnesota

April 24, 2002

TO ENSURE YOUR REPRESENTATION AT THE ANNUAL MEETING, PLEASE SIGN, DATE AND RETURN YOUR PROXY IN THE ENCLOSED ENVELOPE, WHETHER OR NOT YOU EXPECT TO ATTEND IN PERSON. SHAREHOLDERS WHO ATTEND THE MEETING MAY REVOKE THEIR PROXIES AND VOTE IN PERSON IF THEY SO DESIRE. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY.

PROXY STATEMENT

      This Proxy Statement is furnished to the shareholders of RTW, Inc. (“RTW” or the “Company”) in connection with the solicitation of proxies by the Board of Directors of the Company to be voted at the Annual Meeting of Shareholders to be held on May 23, 2002 or any adjournment or adjournments thereof. The cost of this solicitation will be borne by the Company. In addition to solicitation by mail, officers, directors and employees of the Company may solicit proxies by telephone or in person. The Company may also request banks and brokers to solicit their customers who have a beneficial interest in the Company’s common stock registered in the names of nominees and will reimburse such banks and brokers for their reasonable out-of-pocket expenses.

      Any proxy may be revoked at any time before it is voted by receipt of a proxy properly signed and dated subsequent to an earlier proxy, or by revocation of a written proxy by request in person at the Annual Meeting; if not so revoked, the shares represented by such proxy will be voted. The Company’s principal offices are located at 8500 Normandale Lake Boulevard, Suite 1400, Bloomington, MN 55437, and its telephone number is (952) 893-0403. The mailing of this proxy statement to shareholders of the Company commenced on or about April 24, 2002.

      A total of 10,311,278 shares of common stock, no par value, will be entitled to vote at the meeting. Each share of common stock is entitled to one vote. Only shareholders of record at the close of business on April 17, 2002 will be entitled to vote at the meeting. The presence in person or by proxy of the holders of a majority of the shares entitled to vote at the Annual Meeting of Shareholders constitutes a quorum for the transaction of business.

      Under Minnesota law, each item of business properly presented at a meeting of shareholders generally must be approved by the affirmative vote of the holders of a majority of the voting power of the shares present, in person or by proxy, and entitled to vote on that item of business. If the shares present and entitled to vote on that item of business would not constitute a quorum for the transaction of business at the meeting, however, the item under consideration must be approved by a majority of the voting power of the minimum number of shares that would constitute such a quorum. Votes cast by proxy or in person at the Annual Meeting of Shareholders will determine whether or not a quorum is present. Abstentions will be treated as shares that are present and entitled to vote for purposes of determining the presence of a quorum, but as not voted for purposes of determining the approval of the matter submitted to the shareholders for a vote. If a broker indicates on the proxy that it does not have discretionary authority as to certain shares to vote on a particular matter, those shares will not be considered as present and entitled to vote with respect to that matter.

SECURITY OWNERSHIP OF PRINCIPAL SHAREHOLDERS

AND MANAGEMENT

      The following table includes information as of April 1, 2002 concerning the beneficial ownership of common stock of the Company by (i) the only shareholders known to the Company to hold more than five percent of the common stock of the Company, (ii) each Named Executive Officer (as defined below under Executive Compensation and Other Information), (iii) each nominee and current director of the Company, and (iv) all executive officers and directors of the Company as a group. Unless otherwise indicated, all beneficial owners have sole voting and investment power over the shares held.

			Acquirable
	Common		within	Shares held		Percentage
Name	Stock		60 days(1)	by ESOP	Total	Owned

David C. Prosser	1,665,666	(2)	5,000	—	1,670,666	16.2%
20645 Radisson Road
Shorewood, MN 55331
The Kaufmann Fund, Inc.	1,231,200	(3)	—	—	1,231,200	11.9%
140 East 45th Street, 43rd Floor
New York, NY 10017
Dimensional Fund Advisors	845,600	(4)	—	—	845,600	8.2%
1299 Ocean Avenue, 11th Floor
Santa Monica, CA 90401
Pamela Prosser Snyder	815,211	(5)	—	—	815,211	7.9%
10515 South Shore Drive
Plymouth, MN 55441
Thomas C. Prosser	785,816	(6)	—	—	785,816	7.6%
375 Game Farm Road
Minnetonka, MN 55359
John W. Prosser	580,633	(7)	—	—	580,633	5.6%
6358 Oxbow Bend
Chanhassen, MN 55317
Vina L. Marquart (a director nominee)	118,325		—	8,008	126,333	1.5%
J. Alexander Fjelstad III	91,277	(8)	40,000	8,964	140,241	1.4%
Alfred L. LaTendresse	43,500	(9)	40,000	—	83,500	*
Jeffrey B. Murphy	6,313		44,580	562	51,455	*
Mark E. Hegman	26,500		22,500	—	49,000	*
Debora S. Allen	—		33,523	89	33,612	*
Patricia M. Sheveland	—		25,494	5,449	30,943	*
Keith D. Krueger	200		2,500	—	2,700	*
John O. Goodwyne	1,000		—	—	1,000	*
All Executive Officers and Directors as a Group (10 persons)	1,834,456	(2)	213,597	15,064	2,063,117	19.6%

*	Indicates ownership of less than one percent.

(1)	Includes options to purchase shares that are or will become exercisable within 60 days of April 1, 2002.

(2)	Includes 51,940 shares owned by the David C. and Margaret F. Prosser Foundation of which Mr. Prosser is President and for which he serves as trustee and 269,763 shares held jointly by Mr. Prosser with his wife. Also includes 31,697 shares held in by the David C. Prosser 1995 Unitrust, 89,900 shares held by the David C. Prosser 1996 Unitrust, and 349,358 shares held by the David C. Prosser 1997 Unitrust. Mr. Prosser’s daughter, Pamela Prosser Snyder, is the trustee of each of the above-mentioned Unitrusts.

(3)	Based on a Schedule 13G dated January 9, 2001 filed with the Securities and Exchange Commission.

(4)	Based on a Schedule 13G dated January 30, 2002 filed with the Securities and Exchange Commission.

(5)	Includes (i) 22,228 shares held in trust for Thomas C. Prosser’s four children, (ii) 108,000 shares held by the Pamela Prosser Snyder Irrevocable Trust, (iii) 31,697 shares held in by the David C. Prosser 1995 Unitrust, 89,900 shares held by the David C. Prosser 1996 Unitrust, and 349,358 shares held by the David C. Prosser 1997 Unitrust for which Ms. Snyder is a co-trustee with Mr. Thomas Prosser.

(6)	Includes (i) 31,697 shares held in by the David C. Prosser 1995 Unitrust, 89,900 shares held by the David C. Prosser 1996 Unitrust, and 349,358 shares held by the David C. Prosser 1997 Unitrust for which Mr. Thomas Prosser is a co-trustee with Ms. Snyder.

(7)	Includes (i) 63,450 shares owned by Polly Jane Wolner Children’s Trust and (ii) 11,550 shares owned by Polly J. Wolner 1994 Irrevocable Trust for which John W. Prosser acts as trustee. John W. Prosser disclaims any beneficial ownership for shares held by these trusts.

(8)	Includes 19,980 shares held by irrevocable trusts for the benefit of Mr. Fjelstad’s minor children, with respect to which Mr. Fjelstad disclaims beneficial ownership.

(9)	Includes 23,000 shares owned by Mr. LaTendresse’s wife and 10,500 shares held by irrevocable trusts for Mr. LaTendresse’s minor children, with respect to which Mr. LaTendresse disclaims beneficial ownership.

PROPOSAL ONE — ELECTION OF DIRECTORS

      The Company’s Amended Articles of Incorporation require the Company to be managed by or under the direction of a Board of Directors of not less than three or more than twelve directors, with the actual number of directors determined by the Board of Directors. The Board has resolved to have eight directors effective upon the election of directors at the Annual Meeting of Shareholders. Directors are elected at the Annual Meeting of Shareholders, except that vacancies on the Board of Directors between Annual Meetings and newly created directorships may be filled by vote of a majority of the directors then in office. Pursuant to the terms of the Company’s Amended Articles of Incorporation, directors are divided into three classes, with the term of one class expiring each year. As the term of each class expires, the successors to the directors in that class will be elected for a term of three years. One current director will not be standing for re-election at the meeting.

      On December 12, 2001, at the request of David C. Prosser, a director and a significant shareholder of RTW, the Company’s Board of Directors elected the following directors to fill newly created directorships: Alfred L. LaTendresse, to serve until the 2002 Annual Meeting of Shareholders, J. Alexander Fjelstad III and John O. Goodwyne, to serve until the 2003 Annual Meeting of Shareholders, and Gregory D. Koschinska, to serve until the 2004 Annual Meeting of Shareholders. Concurrent with the election of the new members of the Board, Carl B. Lehmann, Chairman of the Board, Steven M. Rothschild and David R. Hubers resigned as directors. Additionally, Carl B. Lehmann resigned as President and Chief Executive Officer of the Company. Mark E. Hegman remained as a director. Mr. Prosser was subsequently elected Chairman of the Board.

      Two directors will be elected at the Annual Meeting to serve until the 2003 Annual Meeting of Shareholders; two directors will be elected to serve until the 2004 Annual Meeting of Shareholders; and three directors will be elected to serve until the 2005 Annual Meeting of Shareholders. These directors will remain in office through their stated terms or until their successors are elected or they resign. The Board of Directors has nominated for election the persons named below. As noted above, the Board of Directors elected Mr. LaTendresse, Mr. Fjelstad, Mr. Koschinska and Mr. Goodwyne directors of the Company on December 12, 2001. Ms. Marquart, Mr. Deters and Mr. John Prosser are nominated for election for the first time at the upcoming Annual Meeting. It is intended that proxies will be voted for the named nominees. Information about the nominees and directors filling unexpired terms and not standing for re-election is set forth below. Unless otherwise indicated, each nominee and each continuing director has been engaged in his or her present occupation as set forth below, or has been an officer with the organization indicated, for more than five years. The Board of Directors believes that the nominees named below will be able to serve, but should the nominees be unable to serve as directors, the persons named in the proxies have advised that they will vote for the election of such substitute nominees as the Board of Directors may propose.

	Principal Occupation	Director	Year Current
Name and Age	and Other Directorships	Since	Term Expires

Nominees proposed for election for terms expiring in 2003:
J. Alexander Fjelstad III (50)	Director of the Company; President and Chief Executive Officer of RTW, Inc. since December 2001. Former President and Chief Executive Officer of Headwater Systems, Inc., a manufacturer of radio frequency identification devices, from March 1999 to December 2001. Prior to that time, Mr. Fjelstad was employed by RTW, Inc. from 1989 to 1998. During that time, Mr. Fjelstad served as a Vice President from 1989 to 1993, served as Chief Operating Officer from 1993 to 1996 and became Chief Operating Officer of Marketing and Underwriting in 1996 through his departure in 1998. Mr. Fjelstad was a director of the Company from 1989 to February 1999. He is a member of the Chartered Property and Casualty Underwriters and the American Institute for Property and Liability Underwriters.	2001	2003

	Principal Occupation	Director	Year Current
Name and Age	and Other Directorships	Since	Term Expires

John O. Goodwyne (63)	Director of the Company; owner and President since 1974 of J N Johnson Sales & Service Inc., a local contractor for fire protection systems and distributor of fire extinguishers, as well as owner and President since 1982 of Low Voltage Contractors Inc., a leading local contractor for installation and service of fire alarm, security and nurse call systems.	2001	2003
Nominees proposed for election for terms expiring in 2004:
Gregory D. Koschinska (56)	Director of the Company; Partner at Larson, Allen, Weishair & Co. (LAWCO) since 1981. Past Chairman of the Board and past member of the Board of Directors of LAWCO. Mr. Koschinska also served as Partner-in-Charge for offices and disciplines at LAWCO from 1987 to 1996. Executive Fellow for the University of St. Thomas Graduate School of Business. Mr. Koschinska is a member of the American Institute of Certified Public Accountants and the Minnesota Society of Certified Public Accountants.	2001	2004
Vina L. Marquart (50)	Ms. Marquart was employed by RTW from 1983 to March 2002. Ms. Marquart joined RTW as a Nurse Case Manager. Most recently, Ms. Marquart was the Vice President of Human Resources from February 2000 until March 2002. Prior to that time, she held various management positions within the Company including Operations Manager, General Manager of the Minnesota office and National Director of Case and Claims Management. Prior to joining RTW, Ms. Marquart was in a leadership role at a community hospital in Saint Paul, Minnesota.
Nominees proposed for election for terms expiring in 2005:
Alfred L. LaTendresse (53)	Director of the Company; Executive Vice President and President of the Company’s insurance subsidiary. Former Chief Operations Officer and Chief Financial Officer for Headwater Systems, Inc., from June 1999 to December 2001. Prior to that time, Mr. LaTendresse was employed by RTW from 1990 to 1998. During his previous tenure at RTW, Mr. LaTendresse served as Chief Financial Officer, Secretary and Treasurer through his departure in December 1998. Mr. LaTendresse also served as a director of the Company from July 1993 until January 1995. Mr. LaTendresse is a member of the American Institute of Certified Public Accountants and the Minnesota Society of Certified Public Accountants.	2001	2002

	Principal Occupation	Director	Year Current
Name and Age	and Other Directorships	Since	Term Expires

William J. Deters (65)	Mr. Deters is currently a director for four entrepreneurial companies and an executive coach. Mr. Deters founded Apartment Search Inc. and served as its President and Chief Executive Officer from March 1986 through its sale to Times Mirror in December 1996. He also served as Vice Chairman to Apartment Search Inc. in its transition to Times Mirror from December 1996 to December 1997. Prior to that time, Mr. Deters also founded or co-founded and served in executive capacities for several companies including North Atlantic Technologies, Inc. and Great Places, Inc.
John W. Prosser (39)	Owner and President of Automotive Concepts, Inc. since 1988. Mr. John Prosser is the son of the Company’s Chairman, David C. Prosser.
Director serving unexpired term:
David C. Prosser (77)	Chairman of the Board, Former President and Chief Executive Officer of the Company from its formation in 1983 until January 1998.	1983	2003

      The Board of Directors met 23 times during 2001. Each director attended more than 75% of the meetings of the Board of Directors and Board committees on which he served.

      The Compensation Committee, comprised of Messrs. Hegman, Hubers and Rothschild through December 12, 2001, met six times during 2001. The Compensation Committee is responsible for management of compensation matters, including recommendations to the Board of Directors on compensation arrangements for officers and incentive compensation for employees of the Company.

      New members of the Compensation Committee were elected on December 13, 2001 in conjunction with the resignation of Messrs. Hubers and Rothschild. The current Compensation Committee members include Messrs. Goodwyne, Hegman and Koschinska.

      The Company does not have a nominating committee. However, the Company’s Bylaws provide that a notice of proposed shareholder nominations for the election of directors must be timely given in writing to the Secretary of the Company prior to the meeting at which directors are to be elected. To be timely, the notice must be given by the shareholder to the Secretary of the Company not less than 60 days nor more than 90 days prior to a meeting date corresponding to the previous year’s Annual Meeting. The notice to the Company from a shareholder who intends to nominate a person at the meeting for election as a director must contain certain information about such shareholder and the person(s) nominated by such shareholder, including, among other things, the name and address of record of such shareholder, a representation that the shareholder is entitled to vote at such meeting and intends to appear in person or by proxy at the meeting, the name, age, business and residence addresses and principal occupation of each nominee, such other information as would be required to be included in a proxy statement soliciting proxies for the election of the proposed nominee(s), and the consent of each nominee to serve as a director if so elected. The Company may also require any proposed nominee to furnish other information reasonably required by the Company to determine the proposed nominee’s eligibility to serve as director. If the presiding officer of a meeting of shareholders determines that a person was not nominated in accordance with the foregoing procedure, that person will not be eligible for election as a director.

EXECUTIVE COMPENSATION AND OTHER INFORMATION

Summary of Cash and Certain Other Compensation

      The following table shows, for the fiscal years ending December 31, 2001, 2000 and 1999, the cash compensation paid by the Company, as well as certain other compensation paid or accrued during those years, to J. Alexander Fjelstad III, the Company’s President and Chief Executive Officer; Carl B. Lehmann, the Company’s former Chairman of the Board, President and Chief Executive Officer; and each of four other most highly compensated executive officers of the Company in office at the end of fiscal year 2001 whose total cash compensation exceeded $100,000 during fiscal year 2001 (together with Mr. Fjelstad and Mr. Lehmann, the “Named Executive Officers”) in all capacities in which they served:

Summary Compensation Table

				Long term
				Compensation
				Awards

		Annual Compensation		Securities
				Underlying	All Other
Name and Principal Position	Year	Salary	Bonus(1)	Options(#)	Compensation(2)

J. Alexander Fjelstad III	2001	$13,750	$—	200,000	$—
President and Chief Executive	2000	—	—	—	—
Officer	1999	—	—	—	—
Carl B. Lehmann	2001	404,707	300,000	—	11,291
Former Chairman of the Board	2000	416,000	—	—	8,441
Former President and Chief	1999	416,000	—	100,000	56,789
Executive Officer
Jeffrey B. Murphy	2001	159,750	16,000	50,000	5,100
Chief Financial Officer,	2000	148,000	4,252	40,000	2,284
Secretary and Treasurer	1999	112,073	6,255	2,500	1,844
David J. LeBlanc	2001	153,500	—	—	4,605
Former Chief Underwriting Officer	2000	140,000	3,992	15,000	2,160
	1999	122,084	22,040	42,500	1,900
Debora S. Allen	2001	151,125	371	10,000	4,545
Vice President of RTW Services	2000	127,471	4,623	33,000	1,981
	1999	117,593	1,500	2,500	1,841
Vina L. Marquart	2001	148,200	—	—	4,410
Former Vice President of	2000	145,200	4,106	2,000	2,222
Human Resources	1999	145,200	—	—	2,250

(1)	Bonuses for 2001 include (i) $300,000 in “stay bonuses” paid to Mr. Lehmann under supplemental employment agreements in 2000 and 2001; (ii) $16,000 in a discretionary bonus paid to Mr. Murphy; and (iii) $371 paid to Ms. Allen under the Company’s 2000 Gain Sharing Program.

Bonuses for 2000 include $4,252, $3,992, $4,623 and $4,106 paid to Mr. Murphy, Mr. LeBlanc, Ms. Allen and Ms. Marquart, respectively, under the Company’s 2000 Gain Sharing Program.

Bonuses for 1999 include $6,255, $22,040 and $1,500 paid to Mr. Murphy, Mr. LeBlanc and Ms. Allen, respectively, under the Company’s 1999 Gain Sharing Program.

(2)	All other compensation for 2001 includes (i) officer’s life and disability insurance of $6,041 paid for Mr. Lehmann, and (ii) matching 401(k) contributions of $5,250, $5,100, $4,605, $4,545 and $4,410 for Mr. Lehmann, Mr. Murphy, Mr. LeBlanc, Ms. Allen and Ms. Marquart, respectively.

All other compensation for 2000 includes (i) officer’s life and disability insurance of $6,041 paid for Mr. Lehmann, and (ii) matching 401(k) contributions of $2,400, $2,284, $2,160, $1,981 and $2,222 for Mr. Lehmann, Mr. Murphy, Mr. LeBlanc, Ms. Allen and Ms. Marquart, respectively.

All other compensation for 1999 includes (i) moving costs of $50,250 and $12,228 paid on behalf of Mr. Lehmann and Mr. LeBlanc, respectively, (ii) officer’s life and disability insurance of $4,139 paid for Mr. Lehmann, and (iii) matching 401(k) contributions of $2,400, $1,844, $1.900, $1,841 and $2,250 for Mr. Lehmann, Mr. Murphy, Mr. LeBlanc, Ms. Allen and Ms. Marquart, respectively.

Stock Options

      The following table summarizes all option grants under the Company’s 1994 Stock Plan made during the fiscal year ended December 31, 2001 to the Named Executive Officers:

Option Grants in 2001

					Potential Realizable
					Value at Assumed
	Individual Grants				Annual Rates of Stock
					Price Appreciation for
		% of Total			Option Term(1)
	Options	Options	Exercise	Expiration
Name	Granted	Granted	Price	Date	5%	10%

J. Alexander Fjelstad III	200,000	38.0%	$0.990	12/13/11	$124,521	315,561
Jeffrey B. Murphy	50,000	9.5%	1.900	6/11/11	59,745	151,406
Debora S. Allen	10,000	1.9%	2.250	4/25/11	14,150	35,859

(1)	Potential realized values shown above represent the potential gains based upon annual compound price appreciation of 5% and 10% from the date of grant through the full option term. The actual value realized, if any, on stock option exercises will be dependent on overall market conditions and the future performance of the Company and its common stock. There is no assurance that the actual value realized will approximate the amounts reflected in this table.

      The following table summarizes option exercises during the fiscal year ended December 31, 2001 by the Named Executive Officers, and the value of their unexercised options at December 31, 2001:

Aggregated Option Exercises

and Option Values at December 31, 2001

			Number of Unexercised		Value of Unexercised
			Options at		In-the-Money Options at
			December 31, 2001		December 31, 2001(1)
	Shares
	Acquired on	Value	Exercisable	Unexercisable	Exercisable	Unexercisable
Name	Exercise(#)	Realized	Shares	Shares	Shares	Shares

J. Alexander Fjelstad III	—	—	40,000	160,000	$44,800	$179,200
Jeffrey B. Murphy	—	—	44,580	63,333	—	—
Debora S. Allen	—	—	34,523	17,667	—	—

(1)	Value of unexercised options is calculated by determining the difference between the fair market value of the shares underlying the options at December 31, 2001 and the exercise price of the options. Fair market value was determined based on a per share price of $1.12, which was the closing price for the Company’s common stock on December 31, 2001, the last trading day in the Company’s fiscal year. Mr. Lehmann, Mr. LeBlanc and Ms. Marquart did not hold any in-the-money options at December 31, 2001, and all options held by them have expired.

     Employment and Severance Agreements.

      The Company does not have written employment agreements with its officers other than Mr. Prosser, the Chairman of the Board, Mr. Fjelstad, the Company’s President and Chief Executive Officer, Mr. LaTendresse, the Company’s Executive Vice President, and Mr. Lehmann, the Company’s former Chairman, President and Chief Executive Officer. These employment agreements are described below under the Board Compensation Committee Report. The Company has adopted the RTW, Inc. Senior Management Change in Control Severance Pay Plan under which certain executive officers of the Company as determined by the Board, will be entitled to receive a payment equal to nine months salary plus unpaid bonuses, insurance benefits and outplacement counseling costs if, within twelve months of a change in control or a change in the composition of the Company’s Board of Directors, the officer’s employment is terminated without cause or the officer terminates employment for good reason. Good reason is defined in the plan to include any adverse change in a participant’s status or position as a senior management employee of the Company, a reduction in base salary, or failure to continue any material benefit plan.

Board Compensation Committee Report

      This is a report of the Compensation Committee of the Board of Directors of the Company. This report shall not be deemed incorporated by reference into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934 and shall not otherwise be deemed to be filed under either such Act.

     Compensation Philosophy.

      The philosophy of the Company is to provide competitive levels of compensation that are consistent with the Company’s annual and long-term performance goals, recognize individual initiative and achievements, and assist the Company in attracting and retaining qualified executives.

     Base Salary.

      Executive base salary is reviewed annually and adjustments, if any, are based upon levels of responsibility, experience, external pay practices and the rate of inflation. The compensation of the Company’s Named Executive Officers, except for the President and Chief Executive Officer, were increased in 2001 to adjust salaries to market rates and to reflect adjustments for inflation.

     Cash Bonuses.

      Bonuses are awarded to executive officers in consideration of contributions to the Company and the Company’s overall performance. The Company had an incentive bonus program in 2001 under which all employees, including executive officers, were eligible for a bonus based on the Company’s achievement of certain income levels. No bonuses were paid to the Named Executive Officers for 2001 under this program. In addition, the Company’s Board of Directors has in the past paid discretionary bonuses based on the previous year’s operating results. No discretionary bonuses were paid to the Named Executive Officers in 2001 based on the results of the year ended December 31, 2000, or will be paid in 2002 based on the results of the year ended December 31, 2001.

     Stock Options.

      The executive officers of the Company are eligible to participate in the Company’s 1994 Stock Plan. Stock options are generally granted to executive officers at the time they are elected. The Compensation Committee has adopted the position that stock ownership by management and stock-based performance compensation arrangements are beneficial in aligning management and shareholders’ interests in enhancing shareholder value. The Compensation Committee granted the options listed in the Summary Compensation Table to bring the ownership levels of members of management to a level that the Company believes appropriate given their responsibilities in the Company.

     Chief Executive Officer Compensation.

      The Company entered into a one-year Employment Agreement with Mr. Fjelstad in December 2001. The terms of this agreement are described under “Employment Agreements” below.

      The Company entered into a three-year Employment and Salary Continuation Agreement with Mr. Lehmann in November 1997. The terms of this agreement are described under “Employment Agreements” below.

     Board Action.

      All recommendations of the Compensation Committee have been or are subject to Board of Director approval.

Submitted by the Compensation Committee of the Board of Directors

JOHN O. GOODWYNE        GREGORY D. KOSCHINSKA        MARK S. HEGMAN

Compensation of Directors

      Non-employee directors received $1,000 for each Board meeting and $500 for each committee meeting attended prior to December 13, 2001 and retainer fees of $25,000 in November 2001. In July 1998, non-employee directors Messrs. Hegman, Hubers and Rothschild were each granted options to purchase 10,000 shares of Common Stock under the 1994 Stock Plan, exercisable at $7.625, the closing price on the date of grant, vesting in equal increments over a period of three years and expiring in July 2008. Directors who are employees of the Company receive no additional compensation for serving as directors. Non-employee directors will receive $500 for attendance at Board meetings and $300 for attendance at committee meetings in 2002 and will receive an option grant for 5,000 shares after the 2002 Annual Meeting of Shareholders.

Employment Agreements

      The Company entered into one-year employment agreements with its Chairman, David C. Prosser, President and Chief Executive Officer, J. Alexander Fjelstad III, and Executive Vice President, Alfred L. LaTendresse beginning December 13, 2001. Under these agreements, each receives a base salary, subject to review annually for increase by the Board of Directors. Mr. Prosser receives a $250,000 salary that includes $30,000 for his services as Chairman of the Board and $220,000 in base salary. Mr. Fjelstad receives a base salary of $275,000 and Mr. LaTendresse a base salary of $200,000. In addition to base salary, each is eligible for bonuses and expense reimbursements. The Company also provides these individuals with health, dental, life and disability insurance consistent with that provided to other officers and employees. Additionally, Mr. Fjelstad and Mr. LaTendresse were each granted an option to purchase 200,000 shares, under non-qualified option agreements that vest over four years, at $0.99 per share on December 13, 2001. Mr. Prosser was granted an option to purchase 200,000 shares, under a non-qualified option agreement that vest over four years, on February 6, 2002 at $1.21 per share.

      An employment agreement and supplemental letter agreements with Carl B. Lehmann, the Company’s former President and Chief Executive Officer expired during 2001, and Mr. Lehmann terminated his employment with the Company on December 12, 2001. Under supplemental agreements with Mr. Lehmann in 2000 and 2001, the Company paid him “stay bonuses” of $200,000 on January 15, 2001 and $100,000 on June 30, 2001.

Section 16(a) Beneficial Ownership Reporting Compliance

      Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s directors and executive officers, and persons who own more than 10% of a registered class of the Company’s equity securities, to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of common stock and other equity securities of the Company. These insiders are required by Securities and Exchange Commission regulations to furnish the Company with copies of all Section 16(a) forms they file, including Forms 3, 4 and 5. To the Company’s knowledge, all insiders of the Company filed all reports in a timely manner.

Performance Graph

      The following graph compares the cumulative total shareholder return on the common stock of the Company since the initial public offering on April 18, 1995 with the cumulative total return of The Nasdaq Stock Market and the Nasdaq Insurance Stocks over the same period (assuming an investment of $100 in each on April 18, 1995, and the reinvestment of all dividends).

	Period Ending

	4/18/95	12/29/95	12/31/96	12/31/97	12/31/98	12/31/99	12/29/00	12/31/01

RTW, Inc.	100	202	212	69	74	66	48	13
The Nasdaq Stock Market	100	128	158	194	273	507	305	242
Nasdaq Insurance Stocks	100	129	147	216	192	149	187	201

CERTAIN TRANSACTIONS

      On March 28, 2000, the Company repurchased 1,418,570 shares from a group consisting of David C. Prosser, RTW’s founder and a director, certain members of his family, and J. Alexander Fjelstad III, who at the time was a former director and former executive of RTW (together, the Prosser Selling Group). The Company paid $5.19 per share, as well as legal and other costs, totaling approximately $7.7 million to repurchase the shares. After completing the transaction, the combined ownership of Mr. Prosser, members of his family and Mr. Fjelstad was reduced from approximately 52% to 46%. In December 2001, Mr. Fjelstad returned to RTW as President and Chief Executive Officer and a director.

      In connection with the repurchase, Mr. Prosser retired from the Company, resigned as Chairman and was paid $225,000 as a termination benefit. He remained a member of the Company’s Board of Directors. Additionally, at closing, each member of the Prosser Selling Group entered into a two year standstill and voting agreement under which each agreed, among other things, not to acquire additional securities of RTW and not to initiate or support certain initiatives designed to effect fundamental changes in RTW policy or structure. The two-year voting and standstill agreements expired March 6, 2002. In December 2001, Mr. Prosser returned to RTW as Chairman of the Board.

Board Audit Committee Report

      This is a report of the Audit Committee of the Board of Directors of the Company. This report shall not be deemed incorporated by reference into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934 and shall not otherwise be deemed to be filed under either such Act.

      The Board of Directors has established an Audit Committee (“Audit Committee”) comprised of Gregory D. Koschinska (Chair), John O. Goodwyne and Mark E. Hegman (the 2002 Audit Committee). Prior to December 13, 2001, the Audit Committee members were David R. Hubers (Chair), Mark E. Hegman and Steven M. Rothschild (the 2001 Audit Committee). The Audit Committee operates under an Audit Charter, adopted by the Board effective June 7, 2000. Each of the members of the Committee is or was an independent director as defined by the Nasdaq National Market listing standards.

      The Audit Committee of the Board of Directors is responsible for providing independent, objective oversight of the Company’s financial reporting system by overseeing and monitoring management’s and the independent auditors’ participation in the financial reporting process.

      The 2001 Audit Committee met four times in fiscal year 2001 and the 2002 Audit Committee met once so far in 2002. During these meetings, the Committee reviewed and discussed the audited financial statements with management and Deloitte & Touche LLP. The Committee has reviewed and discussed the consolidated financial statements with management and the independent accountants. The discussions with Deloitte & Touche LLP also included the matters required by Statement on Auditing Standards No. 61 (Communication with Audit Committees).

      Deloitte & Touche LLP provided to the Committee the written disclosures and the letter regarding its independence as required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees). This information was discussed with Deloitte & Touche LLP. Based on the discussions with management and Deloitte & Touche LLP, the Committee’s review of the representations of management and the report of Deloitte & Touche LLP, the Committee recommended to the Board that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2001 filed with the Securities and Exchange Commission.

Audit Fees

      The aggregate fees to the Company for Deloitte & Touche LLP for professional services rendered for the audit of the Company’s financial statements for fiscal 2001 and the reviews of the financial statements included in the Company’s Forms 10-Q for that year were $169,850.

All Other Fees

      Other than audit fees, the aggregate fees billed to the Company by Deloitte & Touche LLP for fiscal 2001, none of which were financial information systems design and implementation fees, were $93,286. The Audit Committee of the Board of Directors determined that the services performed by Deloitte and Touche LLP other than audit services were not incompatible with Deloitte & Touche LLP maintaining its independence.

Submitted by the Audit Committee of the Board of Directors

GREGORY D. KOSCHINSKA        JOHN O. GOODWYNE        MARK S. HEGMAN

PROPOSAL TWO — APPROVAL OF INDEPENDENT AUDITORS

      Deloitte & Touche LLP has served as independent accountants for the Company for a number of years, including the fiscal year ended December 31, 2001. Deloitte & Touche LLP has been reappointed by the Board of Directors to serve as the Company’s independent auditors for the year ended December 31, 2002. Although shareholder approval is not required, the Board of Directors is requesting shareholder ratification of the appointment of Deloitte & Touche LLP.

      A representative of Deloitte & Touche LLP will be present at the Annual Meeting of Shareholders, will have an opportunity to make a statement and will be available to respond to appropriate questions. The Board of Directors recommends that shareholders vote “for” the proposal to approve the reappointment of Deloitte & Touche LLP, and the endorsed proxy will be so voted unless a contrary vote is indicated. In the event the reappointment of Deloitte & Touche LLP is not be approved by the shareholders, the Board of Directors will make another appointment to be effective at the earliest possible time.

      The Board of Directors recommends the reappointment of Deloitte & Touche LLP as the Company’s independent auditors.

ANNUAL REPORT

      An Annual Report of the Company setting forth the Company’s activities and containing consolidated financial statements of the Company for the fiscal year ended December 31, 2001 accompanies this Notice of Annual Meeting and proxy solicitation material.

SHAREHOLDER PROPOSALS

      Securities and Exchange Commission (SEC) Rule 14a-8 permits shareholders of a company, after timely notice to the company, to present proposals for shareholder action in the Company’s proxy statement if the proposals are consistent with applicable law, pertain to matters appropriate for shareholder action and are not properly omitted by Company action in accordance with the SEC proxy rules. The RTW, Inc. 2003 Annual Meeting of Shareholders will be held on or about May 21, 2003. Proxy materials for that meeting are expected to be mailed on or about April 16, 2003. Under SEC Rule 14a-8, shareholder proposals to be included in the RTW, Inc. proxy statement for that meeting must be received by RTW, Inc. on or before December 20, 2002.

      For any proposal that is not submitted for inclusion in next year’s proxy statement (as described in the preceding paragraph) but is instead sought to be presented directly at the 2003 Annual Meeting, Securities and Exchange Commission rules permit management to vote proxies in its discretion if (a) the Company receives notice of the proposal before the close of business on March 7, 2003 and advises shareholders in next year’s proxy statement about the nature of the matter and how management intends to vote on such matter or (b) does not receive notice of the proposal prior to the close of business on March 7, 2003.

OTHER MATTERS

      The Board of Directors of the Company knows of no matters other than the foregoing to be brought before the meeting. However, the enclosed proxy gives discretionary authority in the event that any additional matters should be presented.

      Shareholders may receive, without charge, a copy of the Company’s Annual Report on Form 10-K, including amendments, financial statements and schedules thereto, as filed with the Securities and Exchange Commission, by writing to: RTW, Inc., P.O. Box 390327, Bloomington, Minnesota 55439, Attention: Investor Relations, or by calling the Company at (952) 893-3740.

By the Order of the Board of Directors

Jeffrey B. Murphy, Secretary

RTW, Inc.
ANNUAL MEETING OF SHAREHOLDERS
May 23, 2002
3:30 PM
Radisson Hotel South & Plaza Tower
7800 Normandale Boulevard
Bloomington, Minnesota 55439-3145

RTW, Inc. 8500 Normandale Lake Boulevard, Suite 1400, Bloomington, MN 55437	proxy

This proxy is solicited by the Board of Directors for use at the Annual Meeting on May 23, 2002.

The shares of stock you hold in your account or in a dividend reinvestment account will be voted as you specify below.

If no choice is specified, the proxy will be voted “FOR” Items 1 and 2.

The undersigned hereby appoints David C. Prosser and Jeffrey B. Murphy, or either of them, proxies with full power of substitution to vote in their discretion cumulatively all shares of stock of RTW, Inc. of record in the name of the undersigned at the close of business on April 17, 2002, at the Annual Meeting of Shareholders to be held on May 23, 2002, or at any adjournment or adjournments, hereby revoking all former proxies.

See reverse for voting instructions.

The Board of Directors Recommends a Vote FOR Items 1 and 2.

1.	ELECTION OF DIRECTORS:	01 J. Alexander Fjelstad III (one-year term) 02 Gregory D. Koschinska (two-year term) 03 Alfred L. LaTendresse (three-year term)	04 John O. Goodwyne (one-year term) 05 Vina L. Marquart (two-year term) 06 William J. Deters (three-year term)	Vote FOR all nominees (except as marked)	Vote WITHHELD from all nominees
07 John W. Prosser (three-year term)

(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)

2.	APPROVAL OF DELOITTE & TOUCHE LLP AS INDEPENDENT AUDITORS OF THE COMPANY FOR FISCAL YEAR 2002.	For	Against	Abstain

3.	IN THEIR DISCRETION UPON ANY OTHER MATTERS COMING BEFORE THE MEETING.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED ON PROPOSAL 1 AND PROPOSAL 2 IN ACCORDANCE WITH THE SPECIFICATIONS MADE AND “FOR” SUCH PROPOSALS IF THERE ARE NO SPECIFICATIONS.

Address Change? Mark Box Indicate changes below:	Date

Signature(s) in Box
Please sign name(s) exactly as shown at left. When signing as executor, administrator, trustee or guardian, give full title as such;
when shares have been issued in names of two or more persons, all should sign.